May 6, 2004

Exhibit 15

El Paso Electric Company

El Paso, Texas

Re: Registration Statement Nos. 333-17971 and 333-82129

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 27, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

El Paso, Texas